CONSENT OF INDEPENDENT AUDITORS



The Bjurman Funds:

We consent to (a) the use in this Pre-Effective Amendment No. 2 to Registration Statement No. 333-16033 on Form N-1A of our report on the statement of assets and liabilities of the Bjurman Micro-Cap Growth Fund of The Bjurman Funds as of March 25, 1997 dated March 25, 1997 appearing in Part B, the Statement of Additional Information of such Registration Statement, (b) the reference to us under the heading "General Information" in the Prospectus which is part of such Registration Statement, and (c) the reference to us under the heading "Other Information" in Part B, the Statement of Additional Information of such Registration Statement.

DELOITTE & TOUCHE LLP

Los Angeles, California
March 25, 1997